Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ESSILOR INTERNATIONAL SA,

GWH ACQUISITION SUB INC.

and

COSTA INC.

Dated as of November 7, 2013

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

Schedules and Exhibits
Schedule A                                        Shareholders Party to Company Shareholder Agreement

Exhibit A                                              Form of Company Shareholder Agreement
Exhibit B                                               Form of Amended and Restated Articles of Incorporation

- iv -

TABLE OF DEFINED TERMS

Acquisition Proposal	6.1(g)
Adverse Recommendation Notice	6.1(b)
Affiliate	3.2(c)
Agreement	Introduction
Antitrust Laws	6.6(b)
Articles of Merger	1.3
Book Entry Shares	2.1(a)(iii)
CAD Business	3.7
CAD Sale	3.7
CAD Sale Agreement	3.7
CAD Subsidiary	3.3(a)
Clarion	3.7
Certificate	2.1(a)(iii)
Change	3.1(a)
Class A Common Shares	2.1(a)(ii)
Class B Common Shares	2.1(a)(ii)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Introduction
Company Adverse Recommendation Change	8.1(c)(i)
Company Balance Sheet	3.5(b)
Company Board	3.4(a)
Company Common Shares	2.1(a)(ii)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Intellectual Property	3.10(a)
Company Employees	6.10(a)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.11(a)
Company Meeting	6.5
Company Permits	3.16
Company Restricted Stock Awards	2.1(b)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.4(a)
Company Shareholder Agreement	Introduction
Company Stock Options	2.1(b)
Company Stock Plans	3.2(b)(i)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.3
Contamination	3.13(d)
Effective Time	1.3
Environmental Law	3.13(d)
ERISA	3.14(a)

ERISA Affiliate	3.14(a)
Exchange Act	3.4(c)
Financial Advisor	3.23
GAAP	3.5(b)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(d)
HSR Act	3.4(b)
Indemnified Parties	6.9(a)
Insurance Policy	3.18
Intellectual Property	3.10(e)
Intervening Event	6.1(b)
Law	3.1
Legal Action	3.12
Liens	3.4(b)
Material Shortfall	5.2(a)
Merger	Introduction
Merger Consideration	2.1(a)(iii)
Merger Sub	Introduction
New Medical Plan	6.10(a)
New Plans	6.10(a)
Notice Period	6.1(b)
Old Plans	6.10(a)
Option Consideration	6.11(a)
Ordinary Course of Business	3.2(f)
OTC Software	3.10(b)
Outside Date	8.1(b)(i)
Parent	Introduction
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PBGC	3.14(f)
Pension Plan	3.14(f)
Proprietary Rights Agreement	3.10(c)
Proxy Statement	3.5(c)
Release	3.13(d)
Representatives	6.1(a)
Request	8.3(b)
Required Company Shareholder Vote	6.5
Restricted Stock Consideration	6.11(b)
Rhode Island Secretary of State	1.3
RIBCA	Introduction
Sarbanes Act	3.5(a)
SEC	3.4(c)
Securities Act	3.2(c)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(g)

Surviving Corporation	1.1
Target Cash Amount	5.2(b)
Taxes	3.8(r)
Tax Authority	3.8(r)
Tax Returns	3.8(r)
Termination Fee	8.3(c)
Transaction Expense Cap	8.3(b)
Transaction Expenses	8.3(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2013, is among Essilor International SA, a French société anonyme (the “Parent”), GWH Acquisition Sub Inc., a Rhode Island corporation and an indirect wholly owned subsidiary of the Parent (the “Merger Sub”), and Costa Inc., a Rhode Island corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have determined that it would be in the best interests of their respective companies and their shareholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the Rhode Island Business Corporation Act (the “RIBCA”), as a result of which the Company shall become an indirect wholly owned subsidiary of the Parent; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into a Shareholders Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Shareholder Agreement”), pursuant to which such shareholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such shareholders own in favor of the Company Voting Proposal, on the terms and subject to the conditions provided for in the Company Shareholder Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the RIBCA, the Merger Sub shall merge with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the RIBCA.

1.2                 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on a date to be specified by the parties (and in any event within three business days) after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, MA 02199, or at such other time, date or place agreed to in writing by the Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3                 Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the RIBCA and filed with the Secretary of State of the State of Rhode Island (the “Rhode Island Secretary of State”).  The Merger shall become effective at such date and time as the Parent and the Company may agree and as set forth in the Articles of Merger that shall be filed with the Rhode Island Secretary of State.  The date and time at which the Merger becomes effective as set forth in the Articles of Merger is referred to in this Agreement as the “Effective Time.”

1.4                  Effects of the Merger.  The Merger shall have the effects set forth in Section 7-1.2-1005 of the RIBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5                 Articles of Incorporation and By-Laws.  The Articles of Incorporation of the Company as in effect on the date of this Agreement shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read in substantially the form as set forth in Exhibit B until thereafter amended in accordance with the terms thereof or the RIBCA.  The By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Articles of Incorporation of the Company or the RIBCA.

1.6                 Directors and Officers.  The directors of the Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.  Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company (and, to the extent requested by the Parent, the Company’s Subsidiary) effective upon the Effective Time.

ARTICLE II

CONVERSION OF SECURITIES
2.1                  Effect of Merger on Capital Stock.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(i)            each share of the Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii)            each Class A Common Share, $1.00 par value per share (“Class A Common Share”), and Class B Common Share, $1.00 par value per share (“Class B Common Share”), of the Company (collectively, the “Company Common Shares”) issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Merger Sub or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Merger Sub or the Company, including all Company Common Shares held by the Company as treasury shares, shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii)            each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares to be cancelled pursuant to clause (ii) above) shall be automatically cancelled and extinguished and be converted into and become the right to receive $21.50 in cash (the “Merger Consideration”).  As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Company Common Shares (each, a “Certificate”) and each holder of any such Company Common Shares held in book entry form immediately prior to the Effective Time (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a)(iii) upon surrender of such Certificate or such Book Entry Shares in accordance with Section 2.2, without interest and subject to any applicable withholding rights in accordance with Section 2.2(g).

(b)            In connection with the Merger, each outstanding option to purchase Company Common Shares (“Company Stock Options”) and each award consisting of Company Common Shares subject to forfeiture, repurchase, redemption, right of first refusal or other restrictions, whether granted under a Company Stock Plan or otherwise (other than Company Stock Options) (“Company Restricted Stock Awards”), shall be treated in the manner set forth in Section 6.11.

2.2                 Exchange of Certificates.  The procedures for exchanging outstanding Company Common Shares for the Merger Consideration pursuant to the Merger are as follows:

(a)            Paying Agent.  Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Common Shares to receive, on terms reasonably acceptable to the Company, for the benefit of the holders of Company Common Shares, the aggregate Merger Consideration to which the holders of the Company Common Shares shall be entitled after the Effective Time upon surrender of Certificates or Book Entry Shares.  The Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Closing (such cash being hereinafter referred to as the “Payment Fund”).

(b)            Exchange Procedures.  Promptly after the Effective Time (but in no event more than three business days thereafter), the Parent shall instruct the Paying Agent to mail to each holder of record of a Certificate or of Book Entry Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and, in the case of Book Entry Shares, delivery shall be effected and risk of loss and title shall pass only upon adherence to the procedures set forth in the letter of transmittal, and which letter of transmittal shall be in such form and have such other reasonable provisions as the Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for the Merger Consideration.  Surrender of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.  Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a)(iii), and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Shares that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is or are registered if, in the case of a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or, in the case of Book Entry Shares, the person in whose name such Book Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry, and, in each case, the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book Entry Shares or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate and all Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Company Common Shares formerly represented by such Certificate or Book Entry Shares have been converted pursuant to Section 2.1(a)(iii).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book Entry Shares.

(c)            No Further Ownership Rights in Company Common Shares.  The Merger Consideration paid upon the surrender of a Certificate or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock of the Company formerly represented by such Certificate or Book Entry Shares.  Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the capital stock of the Company that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)            Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Certificates or Book Entry Shares for six months after the Effective Time shall be delivered by the Paying Agent to the Parent or the Surviving Corporation, upon demand, and any holder of a Certificate or Book Entry Shares who has not theretofore complied with this Article II shall thereafter look only to the Parent or the Surviving Corporation for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), but shall have no greater rights against the Parent or the Surviving Corporation than may be accorded to general unsecured creditors of the Parent or the Surviving Corporation under applicable law.

(e)            No Liability.  None of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate or any Book Entry Shares have not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)            Investments of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw-Hill Companies, or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof, as directed by and for the benefit of the Parent; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder.  Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.

(g)            Withholding Rights.  The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld by any of them with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.  In the event that the Parent does not assign its rights hereunder (in accordance with Section 9.5) to a U.S. entity, the foregoing withholding rights shall be limited to amounts that would have been withheld had the Parent assigned such rights to a U.S. entity.

2.3                  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent or Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except (i) as disclosed with reasonable specificity in any Company SEC Documents filed prior to the date of this Agreement (but excluding (a) any amendment to any such Company SEC Document filed on or after the date of this Agreement, (b) any disclosures that contain cautionary, predictive or forward-looking statements, (c) any disclosures set forth in any section of a Company SEC Document entitled “risk factors” or constituting “forward-looking statements” or any other similar or comparable sections of such filings, and (d) the financial statements and notes thereto included in any such Company SEC Document) or (ii) as set forth herein or in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph or in any section of the Company Disclosure Schedule or any Company SEC Document shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face. The phrase “made available to the Parent” shall be deemed to include Company filings and documents that are publicly available on the SEC’s EDGAR system.  Each statement of the Company contained in this Article III with respect to a CAD Subsidiary that relates to facts, circumstances or conditions in existence during a time period prior to and including the date hereof shall be deemed made as to facts, circumstances or conditions in existence during the time period specified in such representation or warranty up to and including the closing of the CAD Sale, and each representation and warranty of the Company contained in this Article III with respect to a CAD Subsidiary that relates to facts, circumstances or conditions in existence on the date hereof shall be deemed made as to facts, circumstances or conditions in existence immediately prior to the closing of the CAD Sale.

3.1                  Organization, Standing and Power.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted by the Company as of the date of this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (any such item, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiary, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided that, solely for purposes of clause (i) above, none of the following, and no effect arising out of or resulting from the following, in each case to the extent arising after the date of this Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the case of clauses (A), (B), (E) or (I), where the Company or its Subsidiary are disproportionately affected relative to other comparable persons operating in the industries in which the Company and its Subsidiary operate):  (A) any changes in national or world economic or political conditions or the national or foreign financial, credit or securities markets; (B) any changes that affect generally the sunglass industry; (C) any outbreak or escalation of hostilities or war or any act of sabotage or terrorism, or any escalation or worsening of such acts, or any earthquakes, hurricanes, tornados, other wind storms, floods or other natural disasters, except in the event, and only to the extent, of any damage or destruction to or losses of the Company’s or its Subsidiary’s physical properties; (D) any action taken or not permitted to be taken pursuant to the express terms and conditions of this Agreement or taken or requested not to be taken at the express written direction or with the express written consent of Parent; (E) any changes in GAAP or any laws, statutes, ordinances, codes, rules, regulations, decrees and orders of any Governmental Entity (each a “Law”) or interpretation or application of the foregoing; (F) any failure, in and of itself, by the Company to meet any internal or external projections, forecasts or revenue or earnings predictions or guidance for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (G) the suspension of trading in securities on the New York Stock Exchange or the NASDAQ Global Market or a decline in the price, or a change in the trading volume, of the Class A Common Shares on the NASDAQ Global Market (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (H) any shareholder litigation or threatened shareholder litigation, in each case, arising from allegations of a breach of fiduciary duty or similar obligations in connection with this Agreement or the transactions contemplated hereby, including the Merger; (I) any shutdown of the United States government, the failure of the United States government to meet its debt obligations or the downgrading of the United States credit rating; or (J) the execution or announcement of this Agreement or the transactions contemplated hereby, including the Merger, including any Change that is directly attributable to the identity or business of the Parent or its Subsidiaries, including any impact on relationships, contractual or otherwise, with customers, suppliers, or employees.

(b)            The Company has made available to the Parent complete and accurate copies of the Articles of Incorporation and By-laws of the Company.  The Company is not in violation of any of the provisions of its Articles of Incorporation or in material violation of any provisions of its By-laws.

(c)            The Company has made available to the Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board since January 1, 2011 and with respect to the acquisition by the Company or its Affiliates of Native Eyewear, Inc. and Costa Del Mar Sunglasses, Inc.; provided, however, that the Company has not made available to the Parent any minutes (or portions thereof) reflecting any consideration or discussion of this Agreement, the Merger, the other transactions contemplated hereby or any related matters.

3.2                 Capitalization.

(a)            The authorized capital stock of the Company as of the date of this Agreement consists of 40,000,000 Class A Common Shares and 4,000,000 Class B Common Shares.  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Articles of Incorporation.  As of the close of business on the business day prior to the date of this Agreement, (i) 11,388,835 Class A Common Shares were issued and outstanding, (ii) 1,804,800 Class B Common Shares were issued and outstanding and (iii) 8,239,923 Company Common Shares were held in the treasury of the Company or by the Subsidiary of the Company.

(b)            Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:

(i)            all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan, as of such date, the number of Company Common Shares issued under such Plan, the number of Company Common Shares subject to outstanding options and other awards under such Plan, and the number of Company Common Shares reserved for future issuance under such Plan.  The Company has made available to the Parent complete and accurate copies of all Company Stock Plans;

(ii)            all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of Company Common Shares subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule.  The Company has made available to the Parent complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options; and

(iii)            all outstanding Company Restricted Stock Awards, indicating with respect to each such Company Restricted Stock Award the name of the holder thereof, the Company Stock Plan under which it was granted, the number and class of Company Common Shares subject to such Company Restricted Stock Award, the date of grant, and the vesting schedule.  The Company has made available to the Parent complete and accurate copies of all forms of restricted stock agreements evidencing Company Restricted Stock Awards.  To the knowledge of the Company, no Section 83(b) elections have been made with respect to any outstanding Company Restricted Stock Award.

(c)            Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound obligating the Company or its Subsidiary to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or its Subsidiary to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  Other than the Company Shareholder Agreement, neither the Company nor its Subsidiary, or, to the knowledge of the Company, any of the Company’s Affiliates, directors or officers, is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  There are no registration rights, and there is no rights agreement or “poison pill” anti-takeover plan to which the Company or its Subsidiary is a party or by which it or they are bound, with respect to any equity security of any class of the Company.

(d)            The holders of Class A Common Shares are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.  The holders of all of the issued and outstanding Class B Common Shares have executed Company Shareholder Agreements.

(e)            All outstanding Company Common Shares are, and all Company Common Shares subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the RIBCA, the Company’s Articles of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(f)            There are no obligations, contingent or otherwise, of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or the capital stock of the Company or its Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or the Subsidiary of the Company or any other entity, other than guarantees of bank obligations of the Subsidiary of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

(g)            No consent of the holders of Company Stock Options or Company Restricted Stock Awards is required in connection with the actions contemplated by Sections 2.1(b) and 6.11.

3.3                 Subsidiaries.

(a)            Section 3.3(a) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.  For purposes of this Agreement, (A) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (x) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (y) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (z) the right to elect a majority or more of the board of directors (or similar governing body) of such entity, and (B) the term “CAD Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise, other than Cross Optical Group, Inc., that was a Subsidiary of the Company immediately prior to the closing of the CAD Sale.

(b)            The Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted by the Company as of the date of this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.3(b) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  All of the outstanding shares of capital stock and other equity securities or interests of the Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or its Subsidiary free and clear of all Liens, claims, limitations on the Company’s voting rights, charges or other encumbrances of any nature.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Subsidiary of the Company.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary of the Company.

(c)            The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of the Subsidiary of the Company.  The Subsidiary is not in violation of any of its organizational documents.

(d)            The Company does not control directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4                 Authority.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the RIBCA (the “Company Shareholder Approval”), consummate the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors participating in the meeting (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger and this Agreement (including the “plan of merger,” as such term is used in Section 7-12-1001 of the RIBCA, contained herein) in accordance with the provisions of the RIBCA, (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval (including the “plan of merger” contained herein) and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement (including the “plan of merger” contained herein) and the approval of the Merger, and (iv) to the extent necessary, adopted resolutions having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to this Agreement, the Company Shareholder Agreement, the Merger or any other transactions contemplated by this Agreement or the Company Shareholder Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 6.1(b), have not been rescinded, modified or withdrawn in any way.  The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)            The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of the Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, waiver or notice under, constitute a change in control under, require a payment under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or its Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(c) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(c) having been made and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable foreign antitrust or competition laws having terminated or expired prior to Effective Time, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiary or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that, or where the failure to obtain any consent or give any notice or make a penalty payment, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)            No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or any stock market or stock exchange on which any of the Company Common Shares are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or its Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Rhode Island Secretary of State and the filing of appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and the rules and regulations of the Nasdaq Stock Market.

(d)            There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5                  SEC Filings; Financial Statements; Information Provided.

(a)            The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2010, and has made available to the Parent copies of all registration statements, forms, reports, certifications and other documents filed by the Company with the SEC since January 1, 2010, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”)).  All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.”  All of the Company SEC Documents are publicly available on the SEC’s EDGAR system.  The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC since January 1, 2010 and all responses to such comment letters by or on behalf of the Company.  The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, or as of the date of such last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed, or as of the date of such last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.  As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents (i) at the time filed complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) at the time filed were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) at the time filed fairly presented or will fairly present the consolidated financial position of the Company, its Subsidiary and, if applicable, the CAD Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, its Subsidiary and, if applicable, the CAD Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect.  The consolidated, unaudited balance sheet of the Company as of September 30, 2013 is referred to herein as the “Company Balance Sheet.”

(c)            The proxy statement to be sent to the shareholders of the Company with respect to the Company Meeting (including the information included in or incorporated by reference therein) (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.6                 No Undisclosed Liabilities.  Neither the Company nor its Subsidiary has any obligations or liabilities which would be required to be reflected in financial statements in accordance with GAAP, except for:  (a) liabilities reflected or recorded on the Company Balance Sheet; (b) liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet; (c) liabilities incurred by the Company in connection with the negotiation, execution and delivery of this Agreement and (d) liabilities that would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

3.7                  Absence of Certain Changes or Events.  Other than the disposition of the Company’s accessories division (the “CAD Sale”) by the Company to Clarion Capital Partners, LLC (“Clarion”) pursuant to an Asset Purchase Agreement (the “CAD Sale Agreement”), dated as of July 13, 2013, by and between the Company and an Affiliate of Clarion (the Purchased Assets and Assumed Liabilities under the CAD Sale Agreement, each as defined therein, collectively, the “CAD Business”), since September 30, 2013, (a) the Company and its Subsidiary have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any Change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

3.8                  Taxes.

(a)            The Company, its Subsidiary and each CAD Subsidiary has timely filed all material federal, state, local, municipal, and other (including with respect to jurisdictions outside of the United States) Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects; and all material amounts of Taxes due and owing (whether or not shown as due on such Tax Returns) have been paid in full and the Company and its Subsidiary have made adequate provision (or adequate provision has been made on its behalf) for all material amounts of accrued Taxes not yet due.  The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 29, 2012 are adequate to cover all material amounts of Taxes accruing through such date.  The Company and its Subsidiary have made payments of estimated Taxes sufficient in amount to avoid under applicable law any material underpayment penalties or interest.

 (b)            As of the date of this Agreement, there is no Legal Action or audit currently pending or, to the knowledge of the Company threatened in writing against or with respect to the Company, its Subsidiary or any CAD Subsidiary in respect of any Tax or Tax asset of the Company, its Subsidiary or any CAD Subsidiary.

 (c)            Neither the Company, its Subsidiary nor any CAD Subsidiary has ever been a party to a “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b).

(d)            Neither the Company, its Subsidiary nor any CAD Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with any third party (other than solely among the Company, its Subsidiary or any CAD Subsidiary) with respect to Taxes, other than general commercial agreements the primary purpose of which does not relate to Taxes.

(e)            The federal income Tax Returns of the Company, its Subsidiary and the CAD Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2009.

(f)            Neither the Company, its Subsidiary nor any CAD Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any person (other than the Company, its Subsidiary or any CAD Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(g)            Neither the Company nor its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.  Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

 (h)            Neither the Company, its Subsidiary nor any CAD Subsidiary has applied for and/or received a ruling or determination from a Tax Authority that will have any effect on Tax Returns of the Company or its Subsidiary subsequent to the Closing Date.

 (i)             No written claim has been made by a Tax Authority in a jurisdiction where the Company, its Subsidiary or any CAD Subsidiary does not file Tax Returns that the Company, its Subsidiary or any CAD Subsidiary is or may be subject to taxation by that jurisdiction.

 (j)             Each of the Company, its Subsidiary and each CAD Subsidiary has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

 (k)           The Company is not a United States real property holding corporation within the meaning of Section 897(c) of the Code.

 (l)             Neither the Company nor its Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any material adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Tax Authority.

 (m)          Neither the Company, its Subsidiary nor any CAD Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

 (n)           Neither the Company, its Subsidiary nor any CAD Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

 (o)           Neither the Company nor its Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) completed contract method of accounting, the long-term contract method of accounting, installment sale or open transaction disposition transaction made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date, (vi) election under Section 108(i) of the Code made to defer recognition of cancellation of indebtedness income or (vii) cancellation of indebtedness income arising on or prior to the Closing Date .

(p)            The Company has delivered or made available to the Parent complete and correct copies of federal and state (with respect the states listed in Section 3.8(p) of the Company Disclosure Schedule) income Tax Returns and other Tax Returns of the Company, its Subsidiary and each CAD Subsidiary where the Company, its Subsidiary or any CAD Subsidiary would reasonably be expected to have any material Tax liabilities, in each case for the Tax years 2012, 2011 and 2010.

(q)            Clarion or its Affiliate has notified the Company that it has required the Company to join Clarion or its Affiliate, as the case may be, in making a Section 338(h) election with respect to the purchase the stock of A.T.X. International, Inc., and such notice has not been withdrawn or modified.

(r)            As used in this Agreement:

(i)            “Tax” or “Taxes” means all taxes, levies or other like assessments (including estimated taxes), including income, franchise, profits, corporation, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment and employment insurance contributions, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum, or other governmental taxes, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

(ii)            “Tax Authority” or “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

(iii)            “Tax Return” means any return, election, report, claim for refund, information return, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

(s)            This Section 3.8, and to the extent applicable, Section 3.5 and Section 3.14, contain the sole and exclusive representations and warranties of the Company in this Agreement with respect to Taxes.

3.9                  Real Property.

(a)            Since January 1, 2003, neither the Company nor its Subsidiary has owned any real property.  Neither the Company nor its Subsidiary subleases any property to another person.

(b)            The Company and its Subsidiary have a valid and subsisting leasehold estate in each parcel of real property demised under a lease, sublease or license for the full term of the respective lease, sublease or license free and clear of any Liens.  Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or its Subsidiary (collectively, the “Company Leases”) and the location of the premises.  Neither the Company nor its Subsidiary nor, to the Company’s knowledge, any other party to any Company Lease, is in material default under any of the Company Leases.  Each of the Company Leases is in full force and effect (except those that (i) expire after the date of this Agreement in accordance with their respective terms or (ii) are terminated not in violation of Section 5.1) and is binding against the Company and/or its Subsidiary, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the Merger or the other transactions contemplated by this Agreement.  The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10               Intellectual Property.

(a)            Section 3.10(a) of the Company Disclosure Schedule contains a complete and accurate list of all: (i) registered or granted Intellectual Property, including domain names, owned by the Company or its Subsidiary, and (ii) pending patent applications and applications for registrations of trademarks or other Intellectual Property filed by or on behalf of the Company and its Subsidiary (the “Company Intellectual Property”).

(b)            Section 3.10(b) of the Company Disclosure Schedule contains a complete and accurate list of all agreements pursuant to which the Company or its Subsidiary grant rights to any third party with respect to any Company Intellectual Property and all material agreements pursuant to which any third party grants rights to the Company or its Subsidiary with respect to any Company Intellectual Property (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Company or its Subsidiary (“OTC Software”)).  There are no outstanding or, to the knowledge of the Company, threatened, disputes or disagreements with respect to any such inbound or outbound agreement.  Except as otherwise set forth in Section 3.10(b) of the Company Disclosure Schedule, no royalties or fees are payable by the Company or its Subsidiary to any person by reason of the ownership or use of any of the Company Intellectual Property.

(c)            The Company Intellectual Property comprises all Intellectual Property necessary for or related to the operation of the business of the Company and its Subsidiary as conducted on or prior to the date of this Agreement (excluding the CAD Business), and the operation of the business is not in violation of any licenses to the Company or its Subsidiary.  The Company and/or its Subsidiary own (or as of the Closing Date will own), or have the valid right to use, free and clear of all Liens, the Company Intellectual Property, and the consummation of the transactions contemplated hereby, including the Merger, will not materially conflict with, alter or impair any rights of the Company or its Subsidiary in such Company Intellectual Property.  The Company’s and its Subsidiary’s rights in the Company Intellectual Property are subsisting, and, to the knowledge of the Company, valid and enforceable.  Neither the Company nor its Subsidiary is currently using, nor will it be necessary for the Company or its Subsidiary to use, any Intellectual Property of any of its employees, officers or consultants developed, invented or made prior to their employment or retention by the Company or a Subsidiary thereof except for any such Intellectual Property that had been previously assigned or licensed to the Company or a Subsidiary thereof.  No present or former employee, officer or consultant of the Company or its Subsidiary owns or has any proprietary interest in any Intellectual Property which the Company or a Subsidiary thereof owns or possesses and is now, or was heretofore, used in the conduct of the Company’s or its Subsidiary’s business (excluding the CAD Business).  The Company has taken reasonable steps to protect its trade secrets and know-how.  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, since January 1, 2010, each present or past employee, officer or consultant of the Company or its Subsidiary who developed Intellectual Property for the Company or its Subsidiary has executed a valid and enforceable written agreement with the Company or its Subsidiary that conveys to the Company or its Subsidiary any and all right, title, and interest in and to all Intellectual Property developed by such employee, officer or consultant in connection with such employee, officer or consultant’s employment or engagement by the Company or the Subsidiary (such an agreement, a “Proprietary Rights Agreement”).  To the knowledge of the Company, neither the Company’s or its Subsidiary’s employees, officers or consultants are in violation of his or her Proprietary Rights Agreement.  All of the Proprietary Rights Agreements will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time (except those that expire after the date of this Agreement in accordance with their respective terms or are terminated not in violation of Section 5.1).  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no current or past employee, officer or consultant of the Company or its Subsidiary has excluded works or inventions made prior to his or her employment with the Company or a Subsidiary thereof from his or her assignment of inventions pursuant to such employee, officer or consultant’s Proprietary Rights Agreements.

(d)            Except as would not reasonably be expected to materially impact the Company and its Subsidiary, taken as a whole, since January 1, 2007, (i) there have been no claims made against the Company or its Subsidiary asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company or its Subsidiary (excluding Intellectual Property used by the Company or its Subsidiary solely in the CAD Business prior to the closing of the CAD Sale), (ii) neither the Company nor its Subsidiary has received any written notices of any infringement or misappropriation from any third party with respect to any Intellectual Property (excluding Intellectual Property of the Company, any Subsidiary or any CAD Subsidiary that was sold in the CAD Sale) (including any demand or request that the Company or any Subsidiary thereof license any rights from a third party), (iii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiary have not infringed or misappropriated and does not infringe or misappropriate any Intellectual Property of other persons, (iv) to the knowledge of the Company, no person has infringed upon or is currently infringing upon any Intellectual Property of the Company or its Subsidiary (excluding Intellectual Property of the Company, any Subsidiary or any CAD Subsidiary that was sold in the CAD Sale), (v) no claim or action has been brought alleging any such infringement as described in the foregoing (iv), and (vi) no current employee or consultant of the Company or a Subsidiary thereof has made a claim against the Company or a Subsidiary thereof asserting any right to any Intellectual Property (excluding Intellectual Property of the Company, any Subsidiary or any CAD Subsidiary that was sold in the CAD Sale); provided, however, that with respect to the “Costa” and “Native” trademarks the representations and warranties made in this Section 3.10(d) shall be true and correct without regards to the materiality qualification contained herein.

(e)            “Intellectual Property” shall mean all: (i) patents and patent applications, whether foreign or domestic, including all reissues, continuations, divisionals, continuations in part and renewals and extensions thereof, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, brand names, logos, emblems, signs, insignia, and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) trade secrets and other proprietary confidential information, and (v) other intellectual property rights.

(f)            This Section 3.10 contains the sole and exclusive representations and warranties of the Company regarding Intellectual Property matters, liabilities or obligations, or compliance with intellectual property Laws.

3.11               Material Contracts.

(a)            For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or its Subsidiary is a party or any of their respective assets are bound:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)            any employment, change in control, severance, consulting or other contract (in each case with respect to which the Company or its Subsidiary have continuing obligations as of the date hereof) with any current or former (A) executive officer of the Company or its Subsidiary, (B) member of the Company Board, or (C) employee of the Company or its Subsidiary providing for an annual base salary in excess of $200,000;

(iii)            any contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiary, taken as a whole;

(iv)            any contract that purports to limit in any material respect the right of the Company or its Subsidiary (or, at any time after the consummation of the Merger, the Parent or its Subsidiary) (A) to engage in any line of business, or (B) to compete with any person or operate in any geographical location;

(v)            any contract relating to (A) the disposition, directly or indirectly (by merger or otherwise), by the Company or its Subsidiary after the date of this Agreement of assets with a fair market value in excess of $1 million or (B) the acquisition, directly or indirectly (by merger or otherwise), by the Company or its Subsidiary after the date of this Agreement, of assets with a fair market value in excess of $1 million;

(vi)            any contract that contains any provision that requires the purchase of all of the Company’s or its Subsidiary’s requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiary, taken as a whole;

(vii)            any contract that obligates the Company or its Subsidiary to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate the Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii)            any contract between (A) the Company and its Subsidiary, on the one hand, and (B) any Affiliate of the Company (other than a Subsidiary of the Company) or any CAD Subsidiary, on the other hand;
(ix)            any partnership, joint venture or similar contract;

(x)            any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract relating to (A) indebtedness of the Company or any Subsidiary (including agreements related to interest rate or currency hedging activities) in excess of $5 million or (B) any loan or other extension of credit by the Company or any Subsidiary to any third party;

(xi)            any contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell any securities of any entity;

(xii)            any contract pursuant to which (A) the Company or its Subsidiary is licensed to use, or granted any other rights in, any Intellectual Property (other than OTC Software) that is material to the Company or its Subsidiary or (B) a person is licensed to use, or granted any other rights in, any Intellectual Property owned by the Company or its Subsidiary that is material to the Company or its Subsidiary;

(xiii)            any contract with a customer of the Company or its Subsidiary that (A) involved payments to the Company and its Subsidiary in excess of $1 million during the twelve month period ended December 29, 2012 or (B) if entered into after December 29, 2012, would, based on the payments to the Company and its Subsidiary during the period since commencement of such contract, result in annualized payments in excess of $1 million;

(xiv)            any contract with a supplier or distributor of the Company or its Subsidiary that (A) involved payments by the Company and its Subsidiary in excess of $500,000 during the twelve month period ended December 29, 2012 or (B) that, if entered into after December 29, 2012, would, based on the payments by the Company and its Subsidiary during the period since commencement of such contract, result in annualized payments in excess of $500,000;

(xv)            any contract that provides for any “most favored nation” or equivalent pricing provisions, exclusivity or similar obligations to which the Company or its Subsidiary is subject or a beneficiary thereof;

(xvi)             any employee collective bargaining agreement or other contract with any labor union; and

(xvii)            any other contract under which the Company or its Subsidiary is obligated to make payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)–(xvi) above.

(b)            Section 3.11(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all written Company Material Contracts.  The Company has made available to the Parent correct and complete copies of all such Company Material Contracts, including any amendments thereto.  To the knowledge of the Company, neither the Company nor its Subsidiary is a party to any oral Company Material Contract.

(c)            Section 3.11(c) of the Company Disclosure Schedule lists all consents, waivers, approvals and notices under any of the Company Material Contracts required to be obtained or given in connection with the consummation of the transactions contemplated hereby.

(d)            All the Company Material Contracts are valid and binding on the Company or its Subsidiary, enforceable against Company or its Subsidiary in accordance with its terms, and are in full force and effect (except those that (i) expire after the date of this Agreement in accordance with their respective terms or (ii) are terminated not in violation of Section 5.1).  Neither the Company nor its Subsidiary nor, to the knowledge of the Company, any third party has violated in any material respect any provision of, or failed to perform in any material respect any obligation required under the provisions of, any Company Material Contract.  Neither the Company nor its Subsidiary nor, to the knowledge of the Company, any third party, has received written notice of breach, of any Company Material Contract.  To the knowledge of the Company, no event or condition exists which constitutes or after notice or lapse of time or both would constitute, a default on the part of the Company or its Subsidiary under any Company Material Contract.

3.12               Litigation.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement there is no action, suit, proceeding, claim, arbitration or investigation (each, a “Legal Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiary or any of their respective properties, assets or operations, including related to employees or benefits.  As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Company or its Subsidiary or any of their respective properties, assets or operations.

3.13               Environmental Matters.

(a)            Except for such matters that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a material liability to the Company or its Subsidiary:

(i)            the Company, its Subsidiary and each CAD Subsidiary are in compliance with, and have not, in the last five years, violated, any applicable Environmental Laws;

(ii)            the Company, its Subsidiary and each CAD Subsidiary have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii)            there is no Contamination in, on, under or emanating to or from the real properties currently leased or operated by the Company, its Subsidiary or any CAD Subsidiary (including soils, groundwater, surface water, buildings or other structures);

(iv)            to the Company’s knowledge, there was no Contamination in, on, under or emanating to or from the real properties formerly owned, leased or operated by the Company, its Subsidiary or any CAD Subsidiary prior to or during the period of time such properties were owned, leased or operated by the Company, its Subsidiary or any CAD Subsidiary;

(v)            to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to be the basis of or result in any liability of the Company, any Subsidiary or any CAD Subsidiary for (A) a Release of any Hazardous Substance or Contamination on the property of any third party or (B) exposure of any person to Hazardous Substances;

(vi)            neither the Company, its Subsidiary nor any CAD Subsidiary has received any notice, demand, letter, claim or request for information which remains unresolved, and there is no pending nor, to the Company’s knowledge, threatened notice, demand, letter, claim or request for information, alleging that the Company, its Subsidiary or any CAD Subsidiary may be in violation of, liable under or have obligations under any Environmental Law;

(vii)            neither the Company, its Subsidiary nor any CAD Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity; and neither the Company, its Subsidiary nor any CAD Subsidiary is subject to any indemnity or other agreement with any third party (with the exception of any leases, credit agreements or the CAD Sale Agreement), in each case relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(viii)            to the knowledge of the Company, there are no facts, circumstances or conditions involving the Company, its Subsidiary or any CAD Subsidiary that would reasonably be expected to result in any Legal Actions, obligations or costs to, or restrictions on the use or transfer of any real property by the Company, its Subsidiary or any CAD Subsidiary pursuant to any Environmental Law;

(ix)            to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company, its Subsidiary or any CAD  Subsidiary or properties at which the Company, its Subsidiary or any CAD Subsidiary has disposed or arranged for the disposal of any Hazardous Substances is listed in the National Priorities List or any other list of sites requiring clean-up, investigation, or any other response action maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(x)            to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any CAD Subsidiary, is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business in compliance with Environmental Laws; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xi)            to the knowledge of the Company, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos or asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes at, and no underground tank has been removed from, any property currently owned, leased or operated by the Company, its Subsidiary or any CAD Subsidiary, or the knowledge of the Company, any property formerly owned, leased or operated by the Company, its Subsidiary or any CAD Subsidiary; and

(xii)            there are no Liens against any of the properties currently owned, or, to the knowledge of the Company, leased or operated by the Company, its Subsidiary or any CAD Subsidiary arising under any Environmental Law.

(b)            The Company has made available to the Parent a complete and accurate copy of all material non-privileged environmental, human health and safety, or natural resources reports, investigations and audits (whether in hard copy or electronic form) relating to the environmental condition of premises currently or previously operated by, or relating to compliance with Environmental Laws by, the Company, its Subsidiary or any CAD Subsidiary (whether conducted by or on behalf of the Company, its Subsidiary or any CAD Subsidiary or a third party, and whether done at the initiative of the Company or its Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company, its Subsidiary or any CAD Subsidiary has possession or control or to which the Company or its Subsidiary has reasonable access.

(c)            The representations and warranties contained in this Section 3.13 are the sole and exclusive representations and warranties of the Company or its Subsidiary concerning matters pertaining or relating to any environmental, health or safety matters (to the extent relating to exposure to Hazardous Substances), including any arising under any Environmental Laws or relating to the use, storage, treatment, generation, handling, transportation, Release or disposal of, or exposure to, Hazardous Substances.

(d)            For purposes of this Agreement:

(i)             “Environmental Law” means any federal, state or local law, statute, rule or regulation or applicable common law relating to the environment or human health and safety (to the extent relating to exposure to Hazardous Substances), including without limitation any statute, regulation, administrative decision or order pertaining to (A) treatment, storage, disposal, generation and transportation of solid waste Hazardous Substances (as hereinafter defined); (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release (as hereinafter defined) or threatened Release into the environment of solid waste or Hazardous Substances; (E) the protection of wild life, marine life and wetlands, including all endangered and threatened species; or (F) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of solid waste or Hazardous Substances.

(ii)            “Contamination” means the Release in, on, under, from or to, any real property of any Hazardous Substance in violation of applicable Environmental Laws, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business in compliance with all applicable Environmental Laws.

(iii)             “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, pumping, dumping, emptying, seeping, dispersal, migration, transporting, placing or any other release, whether intentional or unintentional, of any Hazardous Substance through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.  The term “Release” shall include any threatened Release.

(iv)             “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any oil or petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any infectious or toxic materials or waste or biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens.

3.14               Employee Benefit Plans.

(a)            Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (iii) each other employment, consulting, bonus, deferred compensation, incentive compensation, stock option, stock purchase, phantom stock, stock appreciation or other form of equity compensation, severance or termination pay, retention or change in control plan, program or agreement, and (iv) each other material employee benefit, post-retirement compensation, hospitalization or other medical, life or other employee benefit related insurance, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program or agreement, in each case whether written or unwritten, that is sponsored, maintained or contributed to or required to be contributed to, by the Company or the Company’s Subsidiary for the benefit of current or former employees, directors or consultants, of the Company or the Company’s Subsidiary, or with respect to which the Company or the Company’s Subsidiary has any liability, contingent or otherwise (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (ii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)            The Company has made available to the Parent a complete and accurate copy of (i) each Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS and attached schedules with respect to each Company Employee Plan (if such report is required by applicable law), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to each Company Employee Plan, (iv) the most recent financial statement for each Company Employee Plan for which a financial statement is required to be prepared under applicable law (to the extent such financial statements are not included in the Form 5500), (v) all personnel and employment manuals and policies (or a written summary of any unwritten policies), (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the past three years and (viii) all correspondence relating to a governmental audit with respect to any Company Employee Plan within the last three years and any other correspondence relating to material non-compliance to or from any Governmental Entity with respect to any Company Employee Plan within the last three years.

(c)            Each Company Employee Plan has been maintained and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company and its Subsidiary has in all material respects met its obligations with respect to such Company Employee Plan. All material contributions and premiums (including all material employer contributions and employee salary reduction contributions) that are due with respect to any Company Employee Plan have been made within the time periods prescribed by applicable law or by the terms of such Company Employee Plan or any agreement relating thereto to the respective Company Employee Plan.

(d)            There is no pending or, to the knowledge of the Company, threatened material claims relating to the Company Employee Plans, the assets of any trust under any Company Employee Plan, or the plan sponsor of any Company Employee Plan or, to the knowledge of the Company, the plan administrator or any fiduciary of any Company Employee Plan, with respect to the administration or operation of such Company Employee Plan, other than routine claims for benefits, and there are no facts or circumstances which could form the basis for any such claim. Neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any director, officer or employee of the Company or its Subsidiary or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in a transaction, act or omission to act, with respect to any Company Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a material Tax or penalty or material damages imposed by Sections 4975 or 4976 of the Code or Sections 409 or 502(i) of ERISA or any other material civil penalty, Tax, fine, Lien, or other liability assessed pursuant to ERISA or the Code.

(e)            Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS or is entitled to rely upon a favorable opinion letter from the IRS that such Company Employee Plan is qualified and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of such Company Employee Plan.

(f)            Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, (i) no Company Employee Plan is, and none of the Company, the Company’s Subsidiary or any ERISA Affiliate has maintained within the last six years a plan which is or was ever subject to Section 412 or 430 of the Code, Sections 302 or 303 of ERISA or Title IV of ERISA, (ii) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived) has occurred within the preceding six years with respect to any Company Employee Plan and (iii) no Lien has been imposed in favor of any Company Employee Plan against the assets of the Company or its Subsidiary pursuant to Section 303(k) of ERISA or Section 430(k) of the Code and no event or condition has occurred or could reasonably be expected to occur which might give rise to the imposition of such a Lien.  None of the Company, its Subsidiary or any ERISA Affiliate has incurred or reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions to the Pension Plan or premiums to the Pension Benefit Guaranty Corporation (“PBGC”) in the ordinary course) in respect of the Company Employee Plan listed in Section 3.14(f) of the Company Disclosure Schedule (the “Pension Plan”).  The Pension Plan was amended effective as of May 20, 2006, such that each Participant’s (as defined in the Pension Plan) Accrued Benefit (as defined in the plan) shall not be increased after such date.  None of the Company, its Subsidiary or, to the knowledge of the Company, the PBGC has initiated any action to terminate the Pension Plan.  The Pension Plan is in compliance in all material respects with the minimum funding standards set forth in ERISA Section 303 and Section 412 of the Code and the Company and its Subsidiary have made all contributions required under ERISA Section 303 and Section 412 of the Code to such plan, and no such plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code.

(g)            No Company Employee Plan is a “multiemployer plan” (as defined in Section 3(37) and 4001(a)(3) of ERISA) and none of the Company, its Subsidiary or any ERISA Affiliate has within the last three (3) years contributed to or been obligated to contribute to a multiemployer plan.  No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.  No Company Employee Plan is a “multiple employer plan” for purposes of Sections 4063 and 4064 of ERISA.

(h)            Neither the Company nor its Subsidiary are a party to any oral or written (i) agreement with any director, executive officer or other key employee of the Company or its Subsidiary the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the Merger or any of the other transactions contemplated by this Agreement (in each case excluding any agreements evidencing Company Stock Options or Company Restricted Stock Awards); (ii) agreement, plan or arrangement under which any person may receive an “excess parachute payment” within the meaning of Section 280G of the Code from the Company or its Subsidiary that may be subject to the Tax imposed by Section 4999 of the Code; or (iii) agreement or plan binding the Company or its Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased (including without limitation any Section 280G gross up payment), or the vesting of the benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement, in each case excluding the treatment of Company Stock Options, Company Restricted Stock Awards and Company Stock Plans set forth in Section 6.11.

(i)            None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(j)            All Company Employee Plans subject to the laws of any jurisdiction outside of the United States that are required to be registered with a Governmental Entity have been registered and, to the knowledge of the Company, no fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any such Company Employee Plan being required to pay a material Tax or penalty under applicable law.

(k)            The representations and warranties set forth in this Section 3.14 are the sole and exclusive representations and warranties of the Company pertaining to employee benefits matters.

3.15              Compliance With Laws.

(a)            Since January 1, 2010, (i) each of the Company and its Subsidiary has complied in all material respects with, and has not been in material violation of, any applicable provisions of any Law, with respect to the conduct of its business, the ownership or operation of its properties or assets or the marketing, sale or promotion of any of the Company’s or its Subsidiary’s products and (ii) neither the Company nor its Subsidiary has received any notice alleging any material violation with respect to any applicable provisions of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b)            Neither the Company nor its Subsidiary, nor any of their respective directors, officers, agents, employees or other persons authorized to act on behalf of the Company or its Subsidiary, have, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any anti-bribery, anti-corruption or similar Law; (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws or regulations.

3.16               Permits.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiary have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”) and (ii) the Company and its Subsidiary are in compliance with the terms of the Company Permits.  Except as has would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Permit shall cease to be effective as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.17               Labor Matters.

(a)            Section 3.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company and its Subsidiary, along with the position and the annual base salary of each such person.  Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other material agreement or understanding with a labor union, works council or other labor organization.  Neither the Company nor its Subsidiary is the subject of any proceeding asserting that the Company or its Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council or other labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or its Subsidiary.  The Company and its Subsidiary are in compliance with all applicable laws relating to the hiring, employment, classification and termination of employees and the payment of wages to employees.

(b)            Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no employee of the Company or its Subsidiary (i) has an employment or retention agreement, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or its Subsidiary or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or its Subsidiary that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(c)            Section 3.17(c) of the Company Disclosure Schedule contains a list of all independent contractors and consultants currently engaged by the Company or its Subsidiary, along with the position and rate of remuneration for each such person.  Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, none of such independent contractors or consultants is a party to a written agreement or contract with either the Company or its Subsidiary.  Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there are currently no, and at no time have there been any, independent contractors or consultants who have provided services to the Company for a period of six consecutive months or longer.

(d)            Since September 30, 2013, neither the Company nor its Subsidiary has caused any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act).

(e)            Neither the Company nor its Subsidiary has incurred any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(f)            The representations and warranties set forth in this Section 3.17 are the sole and exclusive representations and warranties of the Company pertaining to labor matters.

3.18               Insurance.  Section 3.18 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiary and a history of any claims made and claims paid since January 1, 2010.  Each material insurance policy maintained by the Company or its Subsidiary (each, an “Insurance Policy”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  None of such material Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the Merger or any of the other transactions contemplated by this Agreement.  As of the date of this Agreement, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

3.19               Assets.  The Company or its Subsidiary owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted and presently proposed to be conducted.  All of such tangible assets which are owned, are owned free and clear of all Liens except for Liens that, individually and in the aggregate, do not interfere with the ability of the Company or its Subsidiary to conduct their business as presently conducted or as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

3.20               Customers and Suppliers.

(a)            Section 3.20(a) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company or its Subsidiary that represented 5% or more of the Company’s consolidated revenues (excluding customers and revenue of the CAD Business) in the fiscal year ended December 29, 2012 or in the nine-month period ended September 30, 2013.  As of the date of this Agreement, none of such customers has given written notice to the Company or its Subsidiary that it will stop, or decrease the rate of, buying products from the Company or its Subsidiary.

(b)            Section 3.20(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, the top ten suppliers of the Company or its Subsidiary (excluding suppliers of the CAD Business) in the fiscal year ended December 29, 2012 or in the nine-month period ended September 30, 2013.  As of the date of this Agreement, no supplier of the Company or its Subsidiary has given written notice to the Company or its Subsidiary that it will stop, or decrease the rate of, supplying materials, products or services to them.

3.21               Products; Inventory.

(a)            To the knowledge of the Company, the products licensed, sold and delivered by the Company or its Subsidiary conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s product specifications and all applicable certification standards, and are free of any material defects.  To the knowledge of the Company, there are no material defects in the design or technology embodied in any products marketed by the Company or its Subsidiary that impair or are likely to impair the safe and effective performance of any such product for its intended use.  Since January 1, 2010, no product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiary relating to products developed, tested, manufactured, marketed, distributed or sold by the Company or its Subsidiary (excluding products of the CAD Business).

(b)            Section 3.21(b) of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or its Subsidiary, or by any third party on behalf of the Company or its Subsidiary, in each case during the last five years, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (ii) to the knowledge of the Company, any material complaints with respect to products produced by the Company or its Subsidiary, or by any third party on behalf of the Company or its Subsidiary, that are open on the date hereof.  There are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or its Subsidiary, or by any third party on behalf of the Company or its Subsidiary, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or safety alert with respect to any such products.

(c)            Except as set forth in Section 3.21(c) of the Company Disclosure Schedule or as reflected in the reserves in the Company Balance Sheet, all of the Company’s and its Subsidiary’s inventory, (i) was acquired and has been maintained by the Company and its Subsidiary in the ordinary course of business, (ii) is of good and merchantable quality, in all material respects, (iii) consists of a quality, quantity and condition usable or saleable in the ordinary course of business consistent with past practice, in all material respects, (iv) in all material respects, is not obsolete, defective, damaged or slow-moving and (v) and is valued at the lower of cost or fair market value in accordance with GAAP.

3.22              Product Regulatory Compliance.  Each product distributed or sold by the Company or its Subsidiary since January 1, 2010 complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.  All products currently being manufactured, tested, processed, labeled, stored or distributed outside of the United States on behalf of the Company or its Subsidiary by third parties are being manufactured, tested, processed, labeled, stored, distributed and marketed in compliance with all applicable Laws, except where failure to do so has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.23               Opinion of Financial Advisor.  The financial advisor of the Company, D.A. Davidson & Co. (the “Financial Advisor”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view.  The Company shall deliver an executed copy of such opinion to the Parent (solely for informational purposes) promptly following receipt of such opinion in written form.

3.24               Related Party Transactions.  Except for employment-related Company Material Contracts and indemnification agreements with directors filed as an exhibit to a Company SEC Document filed prior to the date of this Agreement, and except for confidentiality agreements, no (a) executive officer or director of the Company or its Subsidiary, (b) other Affiliate of the Company or its Subsidiary, (c) person that beneficially owns more than 5% of the Company Common Shares and who has filed a report pursuant to Section 13(d) or 13(g) of the Exchange Act or (d) with respect to each of the foregoing, any of such person’s immediate family members or Affiliates or associates, is a party to any contract with or binding upon the Company or its Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned by the Company or its Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve months (it being agreed that the forgoing representation and warranty with respect to persons referenced in clause (d) is given to the knowledge of the Company).

3.25               Anti-Takeover Statutes Not Applicable.  Assuming the representations and warranties made by the Parent and the Merger Sub in Section 4.7 are true and correct, the Company Board has taken all actions necessary so that the restrictions contained in Chapter 7-5.2 of the Rhode Island Business Combination Act of 1990 applicable to a “business combination” with an “interested shareholder” (each as defined in Chapter 7-5.2) shall not apply to the execution, delivery or performance of this Agreement or the Company Shareholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Shareholder Agreement, and there are no other comparable federal or state laws or regulations that apply to the execution, delivery or performance of this Agreement or the Company Shareholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Shareholder Agreement.

3.26              Brokers; Schedule of Fees and Expenses.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses shall be paid by the Company.  The Company has no obligations to the Financial Advisor that would be binding on the Parent or the Surviving Corporation after the Closing other than the payments set forth in Section 3.26 of the Company Disclosure Schedule and customary indemnity obligations.

3.27              Change of Control.  Section 3.27 of the Company Disclosure Schedule sets forth (a) any contract or other agreement pursuant to which any compensation, benefit, obligation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or its Subsidiary, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any contract or other agreement pursuant to which any earn-out or similar deferred payment obligations for the Company or its Subsidiary is liable, contingently or otherwise, as obligor or otherwise which arose in connection with any acquisition of another company or business by the Company.

3.28               CAD Sale Agreement.    To the Company’s knowledge, there are (i) no material inaccuracies in any of the representations or warranties of the Company made in the CAD Sale Agreement, (ii) no material breaches of any covenant contained in the CAD Sale Agreement and (iii) no written claims made on or prior to the date hereof against the Company for the payment of money under the CAD Sale Agreement.

3.29               Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a)            The Company and to the extent applicable its Subsidiary has designed and maintains a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes.  The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are sufficient to provide reasonable assurance that all material information concerning the Company and its Subsidiary is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  No significant deficiency, material weakness or fraud (i) in the design or operation of the Company’s internal control over financial reporting or (ii) that involves management or other employees was identified in the Company’s most recent evaluation of such disclosure controls and procedures.

(b)            Since January 1, 2010, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes Act.

(c)            Neither the Company nor its Subsidiary has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or its Subsidiary, in each case in violation of Section 402 of the Sarbanes-Oxley Act of 2002.  There are no loans or extensions of credit maintained by the Company or its Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.30               No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiary or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projections, forecasts, estimates, budgets or prospects relating to the Company, its Subsidiary or their respective businesses or operations, or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, including the Merger.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information Parent furnished or made available to the Company or any of its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub each represents and warrants to the Company as follows:

4.1                 Organization, Standing and Power.  Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.2                 Authority; No Conflict; Required Filings and Consents.

(a)            Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub.  This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)            The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the charter or By-laws of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

(c)            No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Merger Sub of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Rhode Island Secretary of State, (iii) required filings under the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws, and (v) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.3                 Information Provided.  The information to be supplied by or on behalf of the Parent specifically for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4                  Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

4.5                  Absence of Litigation.  As of  the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or Merger Sub or any of their respective properties or assets that would reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder. As of the date of this Agreement, none of the Parent or Merger Sub is subject to any order, judgment, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.6                  Availability of Funds.  At the Effective Time, the Parent and the Merger Sub will have available the funds necessary to purchase all the Company Common Shares pursuant to the Merger and to pay all fees and expenses payable by the Parent or the Merger Sub in connection with the transactions contemplated by this Agreement.

4.7                  Not an Interested Shareholder. Neither the Parent nor the Merger Sub is an “interested shareholder” of the Company as such term is defined in Chapter 7.5-2 of the Rhode Island Business Combination Act of 1990.

4.8                  No Other Representations and Warranties.

(a)            Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent and Merger Sub in this Article IV, neither the Parent, Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Parent, Merger Sub or their respective businesses or operations, or (ii) any oral or written information presented to the Company or its Affiliates or Representatives in the course of their due diligence investigation of the Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby, including the Merger.

(b)            Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospects that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

CONDUCT OF BUSINESS

5.1                  Conduct Prior to Effective Time.  Except (i) as may be required by Law, (ii) as may be contemplated by this Agreement or (iii) as may be consented to in writing by the Parent (which consent, other than with respect to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.1(g) 5.1(h), the proviso in 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(t) and 5.1(w), shall not be unreasonably withheld or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiary to, act and carry on its business in the Ordinary Course of Business (including operating its business in accordance with the budget/operational plans set forth in Section 5.1 of the Company Disclosure Schedule), pay its debts and Taxes and perform its other material obligations when due, comply in all material respects with all applicable Laws, and use its commercially reasonable efforts, consistent with past practices, to maintain and preserve its and its Subsidiary’s business organization, assets, and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at and after the Effective Time.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit its Subsidiary to, directly or indirectly, do any of the following, except (i) as may be required by Law, (ii) as may be contemplated by this Agreement or (iii) as may be consented to in writing by the Parent (which consent, other than with respect to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.1(g) 5.1(h), the proviso in 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(t) and 5.1(w), shall not be unreasonably withheld or delayed):

(a)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

(b)            issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of Company Common Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms;

(c)            amend its Articles of Incorporation, By-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d)            acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having an aggregate fair market value in excess of $200,000, except purchases of catalogs, displays, inventory and components in the Ordinary Course of Business;

(e)            except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, transfer or otherwise dispose of or encumber any properties or assets of the Company or its Subsidiary, other than (i) obsolete fixtures and equipment, (ii) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed pursuant to the terms hereof, or (iii) the sale of assets with a fair market value of less than $500,000 in the aggregate;

(f)            adopt or implement any stockholder rights plan;

(g)            except for a confidentiality agreement as permitted by Section 6.1, (i) enter into an agreement with respect to (A) any merger, consolidation, liquidation or business combination involving the Company or its Subsidiary or (B) any acquisition or disposition of all or substantially all of the assets or securities of the Company or its Subsidiary or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h)            (i) incur any indebtedness for borrowed money (other than borrowings incurred in the Ordinary Course of Business pursuant to the Second Amended and Restated Credit Agreement, dated as of July 28, 2010, as amended, by and among the Company, Cross Optical Group, Inc. and A.T. Cross Limited, as borrowers, and Bank of America, N.A. and Bank of America, N.A. (London Branch), as lenders), or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or its Subsidiary, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiary against fluctuations in commodities prices, exchange rates or interest rates;

(i)            other than pursuant to the budget/operational plans set forth in Section 5.1 of the Company Disclosure Schedule, make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $200,000 or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiary, taken as a whole;

(j)            make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

(k)            pay, discharge, settle or satisfy any Legal Action, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of Legal Actions (A) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (to the extent so reflected or reserved against) or (B) since the date of such financial statements in the Ordinary Course of Business; provided, however, that neither the Company nor its Subsidiary shall settle or discharge any Legal Action identified in Section 3.12 of the Company Disclosure Schedule or any liability with respect thereto without the prior written consent of the Parent;

(l)            other than in the Ordinary Course of Business, modify, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(m)            license any material Intellectual Property to any third party or, other than in the Ordinary Course of Business, do either of the following:  (i) enter into any contract or agreement that would have been a Company Material Contract had it entered into before the date hereof or (ii) enter into any agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

(n)            except as required to comply with Section 6.11 of this Agreement or with applicable Law or agreements, plans or arrangements existing on the date hereof that are set forth in Section 5.1(n) of the Company Disclosure Schedule, and except for annual base salary increases in the Ordinary Course of Business, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) loan or advance any money or other property to any current or former director, employee or officer of the Company or any Subsidiary, or (vii) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o)            hire any new employee, other than employees hired on an “at will” basis to fill the positions set forth in Section 5.1(o) of the Company Disclosure Schedule or to fill any position below the level of “director” existing as of the date of this Agreement that becomes vacant following the date of this Agreement;

(p)            (i) unless required to do so pursuant to the CAD Sale Agreement, rescind any material Tax election or  (ii) make any material amendment to any material Tax Return;

(q)            open or close any facility or office;

(r)            fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement, subject to continued availability at reasonable premiums;

(s)            fail to timely pay accounts payable and other obligations in the Ordinary Course of Business;

(t)            enter into any agreement requiring the Company to fail to consummate the Merger or any of the other transactions contemplated by this Agreement or any agreement with respect to which the Merger or any of the transactions contemplated by this Agreement would constitute a breach thereof or cause a termination or acceleration of remedies; provided, however, that the Company may, without the prior written consent of the Parent, (A) enter into a confidentiality agreement with a third party in the circumstances and in accordance with the terms and conditions described in Section 6.1, and (B) enter into a definitive agreement providing for the implementation of a Superior Proposal in the circumstances and in accordance with the terms and conditions described in Section 8.1(d)(ii);

(u)            convene any annual or special meeting of the Company’s shareholders other than as expressly required by Section 6.5;

(v)            authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions; or

(w)            take any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.2                 Target Cash Amount.

(a)            Subject to the following provisions of this Section 5.2, the Company shall as of the Closing Date have net cash equal to or greater than the Target Cash Amount.  For purposes of determining compliance with this covenant, the parties acknowledge that the only failure to achieve the Target Cash Amount that shall constitute a breach of this Section 5.2(a) is one that (i) is caused by the Company failing to comply with any of the covenants set forth in Section 5.1 and (ii) constitutes a material ($4.25 million or more) shortfall (“Material Shortfall”) of the Target Cash Amount, provided that a Material Shortfall caused by third-party actions or events violating any of the covenants set forth in Section 5.1 will constitute a breach of this Section 5.2(a) if the Company had knowledge, as of the date of this Agreement, of such third-party action or event, and did not disclose such matter in detail in a Company Disclosure Schedule.  The parties acknowledge that the foregoing shall not limit the Parent’s rights with respect to violations by the Company of Section 5.1.

(b)            For purposes of this Agreement, “Target Cash Amount” shall mean, as of the Closing Date, either (x) a net cash amount equal to $41.5 million (assuming a Closing Date of December 31, 2013 or earlier), or (y) the net cash amounts reflected in Section 5.2(b) of the Company Disclosure Schedule for Closing Dates subsequent to December 31, 2013, in both cases reflecting the calculations set forth in Section 5.2(b) of the Company Disclosure Schedule, provided that to the extent costs are identified in Section 5.2(b) of the Company Disclosure Schedule as being scheduled to be paid at or subsequent to the Closing, then the Target Cash Amount shall be reduced accordingly.  In addition, to the extent that the Parent consents in writing to any Company action or inaction otherwise prohibited by Section 5.1 and is informed in writing by the Company prior to providing such consent that the consequence of such consented action or inaction will be a specific reduction in the Target Cash Amount, then the Target Cash Amount shall be deemed reduced by such consented amount.

(c)            The Company shall provide the Parent with reports regarding the Target Cash Flow as described in Section 5.2(c) of the Company Disclosure Schedule.

(d)            The parties acknowledge that the foregoing shall not limit the Parent’s rights with respect to violations of the covenants set forth in Section 5.1 that do not cause a Material Shortfall.

5.3                Confidentiality.  The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of May 16, 2013, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE VI

ADDITIONAL AGREEMENTS
6.1                  No Solicitation.

(a)            Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit its Subsidiary or any of its or their respective directors, officers or employees to, and it shall use reasonable best efforts to cause the Company’s and its Subsidiary’s Affiliates, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, Affiliates, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)            solicit, initiate, propose, knowingly encourage or knowingly take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 7-5.2-4 of the Rhode Island Business Combination Act, (B) approving any person becoming an “interested shareholder” under Section 7-5.2-4 of the Rhode Island Business Combination Act and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Shares (except for any portion of any such standstill or similar agreement that restricts the ability of a person to privately communicate an Acquisition Proposal to the Company, the Company Board or any committee thereof); or

(ii)            enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal (other than to advise such person of the Company’s obligations under this Section 6.1).

Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval (the “Specified Time”), the Company may, in response to a bona fide, unsolicited written Acquisition Proposal (that has not been withdrawn) made or received after the date of this Agreement, in each case that did not result from a breach by the Company of this Section 6.1, (x) contact the person or group of persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Company Board informing itself about such Acquisition Proposal in order to assess whether such proposal is reasonably likely to lead to a Superior Proposal and (y) if the Company Board reasonably determines in good faith after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, (1) furnish information or data with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (a copy of which shall be provided to the Parent within 48 hours of being fully executed) (provided that such confidentiality agreement shall not be required to restrict a person from privately communicating an Acquisition Proposal to the Company, the Company Board or any committee thereof, and provided further that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of otherwise prohibiting the Company from complying with any provisions of this Section 6.1) and (2) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any director, officer or employee of the Company or its Subsidiary, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b)            Neither the Company Board nor any committee thereof shall:

(i)            except as set forth in this Section 6.1(b), withhold, withdraw, qualify or modify, or propose to any third party to withhold, withdraw, qualify or modify, in a manner adverse to the Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii)            cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii)            adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, provided the Company shall not have breached in a material respect its obligations under Section 6.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement or the Merger if:

(A)            the Company Board determines in good faith, after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the shareholders of the Company either (1) based upon a material development or change that impacts the Company (other than an Acquisition Proposal) that was neither known to, nor reasonably foreseeable by, the Company Board or management of the Company or its Subsidiary as of or prior to the date hereof (it being agreed that the results of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances) (such material development or change in circumstances, an “Intervening Event”) or (2) the Company Board determines in good faith after consultation with its outside counsel and the Financial Advisor or another nationally recognized independent financial advisor that the Company has received an Acquisition Proposal that constitutes a Superior Proposal, but in each case only at a time that is prior to the Specified Time and is after 11:59 pm, New York City time, on the fourth business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation (and the manner and timing in which it intends to do so, and in the case of an Intervening Event, specifying the reasons therefor in reasonable detail) (such four business day period, the “Notice Period”); and

(B)            the Company provides the Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the Notice Period, in each case as would enable the Company Board or committee thereof to conclude that (1) the Intervening Event is no longer a basis for any Company Adverse Recommendation Change or (2) the Acquisition Proposal that was determined to be a Superior Proposal is no longer a Superior Proposal.

Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the Company Board’s effecting a Company Adverse Recommendation Change pursuant to this Section 6.1(b) shall require the Company to provide to the Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 6.1(b) with respect to each such Adverse Recommendation Notice, except that the references to the “fourth business day” shall be deemed to be to the “second business day.”  Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Rhode Island) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.  Nothing in this Section 6.1 (but subject to the provisions of Section 8.1(d)(ii), if applicable) shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b) or (B) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(c)            The Company shall promptly advise the Parent orally, with written confirmation to follow within 48 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry.  The Company shall (i) keep the Parent reasonably informed, on a prompt basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry and (ii) provide to the Parent as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all material correspondence and other material written material sent or provided to the Company or its Representatives, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to any third party in connection with any Acquisition Proposal.  Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.

(d)            Nothing in this Agreement shall restrict the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law; provided, that any such disclosure that constitutes a Company Adverse Recommendation Change shall be subject to Section 6.1(b).  For the avoidance of doubt, a factually accurate public statement that describes the receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including such a reaffirmation of the recommendation of the Company Board of this Agreement) shall not be deemed a Company Adverse Recommendation Change.

(e)            The Company shall, and shall cause its Subsidiary and its and their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

(f)            Except as set forth in Section 6.1(a)(i)(C), the Company agrees to enforce or cause to be enforced each confidentiality, “standstill” or similar agreement to which the Company or any Subsidiary of the Company is a party at the request of the Parent, including by seeking specific performance of, or injunctive or other equitable relief under, any such agreements, provided that any expenses incurred by the Company in connection with such enforcement shall reduce the Target Cash Amounts.

(g)            For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, share exchange or other business combination however effected involving the Company or its Subsidiary, (ii) any liquidation or dissolution (or the adoption of a plan or liquidation or dissolution) of the Company or any recapitalization or declaration of an extraordinary dividend (whether in cash or other property) by the Company, (iii) any proposal for the issuance by the Company or its Subsidiary of over 20% of its equity securities, (iv) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiary, in each case other than the Merger and the other transactions contemplated by this Agreement, (v) any exclusive, long term license of Intellectual Property of the Company and its Subsidiary to any third party if such license would be material to the Company and its Subsidiary, taken as a whole, or (vi) any combination of the foregoing.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party which, if consummated, would result in such third party owning a majority of the equity securities of the Company or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation, share exchange, other business combination however to be effected or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment (after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor) to be more favorable from a financial point of view to the holders of Company Common Shares than the Merger and the other transactions contemplated by this Agreement, taking into account (A) all the terms and conditions of such proposal and the implications (with respect to financial, legal, regulatory and other matters) thereof on the Company, (B) the terms and conditions of this Agreement (including any proposal by the Parent to amend the terms of this Agreement), (C) the identity of the person making such proposal and (D) the anticipating timing for completion of such proposal and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the nature of any financing arrangements made or to be undertaken by the third party as part of such proposal.

6.2                 Proxy Statement.  As promptly as reasonably practicable after the execution of this Agreement, and not later than 30 calendar days after the date hereof, the Company, in cooperation with the Parent, shall prepare and file with the SEC the Proxy Statement.  The Company shall respond to any comments of the SEC or its staff as promptly as practicable and shall cause the Proxy Statement to be mailed to its shareholders on or prior to the fifth business day after the resolution of any such comments or, if the SEC staff informs the Company that it does not intend to review the Proxy Statement, on or prior to the fifth business day following such tenth calendar day.  The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law (it being understood that the Company shall not be responsible for any information furnished solely by the Parent or any of its Affiliates for use in any such documents).  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all comments reasonably proposed by the Parent.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.  The Parent shall cooperate with the Company and promptly provide the Company with any information it reasonably requests so that the Company may fulfill its obligations under this Section 6.2.

6.3                 Nasdaq Quotation.  The Company agrees to use reasonable best efforts to continue the quotation of the Class A Common Shares on The Nasdaq Stock Market during the term of this Agreement.

6.4                 Access to Information.  The Company shall, and shall cause its Subsidiary and the Company’s and its Subsidiary’s Representatives to, afford to the Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time, to all of the Company’s and its Subsidiary’s properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request, and during such period the Company shall furnish promptly to the Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws.  Unless it is required by Law, the Parent will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.  The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants.  No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger.  Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (a) violate applicable Law or a contract or obligation of confidentiality owing to a third-party, (b) jeopardize the protection of an attorney-client privilege, (c) expose the Company to risk of liability for disclosure of sensitive or personal information, or (d) require invasive environmental sampling (it being understood, in case of clauses (a), (b) and (c), that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that would not result in such jeopardy, violation or exposure).

6.5                 Shareholders Meeting.  Subject to the terms and conditions of this Agreement and unless this Agreement has been terminated in accordance with Article VIII, the Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Articles of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly fix a record date for, call, give notice of, convene and hold as promptly as reasonably practicable after the date of this Agreement, and not later than the 40th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Without limiting the generality of the foregoing, and subject to Section 6.1, the Company agrees that its obligations pursuant to this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal.  Subject to Section 6.1, the Company Board shall recommend adoption of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement.  Except to the extent the Company Board has effected a Company Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall use reasonable best efforts to secure the vote of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the RIBCA to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consulting with the Parent and considering in good faith Parent’s recommendation, may, adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders (or that the information set forth therein is publicly available for a reasonable period of time so as to allow shareholders to become aware of such information) or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes to duly authorize the Company Voting Proposal.  If as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes to duly authorize the Company Voting Proposal, the Company shall, if requested to do so in writing by the Parent, adjourn or postpone the Company Meeting for up to 30 days.  The parties agree that the affirmative vote for adoption of the Company Voting Proposal by the holders of a majority of the shares outstanding on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal, of (i) the Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) the Class B Common Stock, voting as a separate class (clauses (i) and (ii) together, the “Required Company Shareholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except as may otherwise be required by Law.

6.6                  Legal Conditions to the Merger.

(a)            Subject to the terms hereof, including Section 6.6(b), the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and satisfy all conditions to, the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable (and, in the case of the Pre-Merger Notification and Report Form filed pursuant to the HSR Act, within 15 business days after the date hereof), make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and the Parent shall cooperate with each other in connection with the making of all such filings (including, in the case of filings, providing copies of all such documentation to the non-filing party and its advisors prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and shall use their respective reasonable best efforts to furnish to each other all information that may be reasonably required to effectuate the taking of such actions (including all information required to be included in the Proxy Statement) in connection with the Merger and the other transactions contemplated by this Agreement.  For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)            Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  The Parent, in consultation with the Company, shall take the lead in communicating with any Governmental Entity and developing and executing strategy for responding to any investigation or other inquiry by any Governmental Entity under the HSR Act or other applicable Antitrust Law.  Notwithstanding the foregoing sentence, except as prohibited by Applicable Law, each of the Parent and the Company shall keep the other party and/or its counsel informed of any substantive communication received by such party from, or given by such party to any Governmental Entity, in each case regarding any of the transactions contemplated hereby; and permit the other party and/or its counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with any such Governmental Entity, and (to the extent permitted by such Governmental Entity) give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to take any action that would be likely to adversely affect the business of the Company and its Subsidiary, taken as a whole, or of the Parent or any of its Affiliates.

(c)            The Company shall confer with the Parent as reasonably requested by the Parent concerning operational matters (to the extent permitted by applicable Law) and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, individually or in the aggregate, a Company Material Adverse Effect.  Each party shall promptly provide to the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d)            Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to the Merger or any of the other transactions contemplated by this Agreement.  The Parent alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement.  Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same).  The Parent may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion which would be likely to adversely affect the business of the Company and its Subsidiary, taken as a whole, or of the Parent or any of its Affiliates.

(e)            Without limiting the generality of Section 6.2(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the Merger or any of the other transactions contemplated by this Agreement or by the Company Shareholder Agreement, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

(f)            Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent the occurrence of an event that may have a Company Material Adverse Effect prior to or after the Effective Time; provided, however, that nothing in this Agreement will require the Company or its Subsidiary to make any material payments to any third parties or make any other material changes to the Company or its Subsidiary’s arrangements or obligations in order for the Company to obtain such third party consents.  Any such payment or change shall require the Parent’s written consent and shall be conditioned on the consummation of the Merger, and any such payments shall be deemed to reduce the Target Cash Amount.

6.7                  Notification of Certain Matters.

(a)            The Company shall give prompt notice to the Parent of (i) any Change which occurs or exists that causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.2(a), 7.2(b), 7.2(d) or 7.2(e), (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Entity in connection with (A) the Merger or any of the other transactions contemplated by this Agreement or (B) the transactions contemplated by the CAD Sale Agreement, (iv) any Legal Actions commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the transactions contemplated hereby, (v)  any notice or other communication received by the Company or its Subsidiary from an insurer under any Insurance Policy that such insurer intends to  cancel or generally disclaim liability under any such policy or not renew any such policy, (vi) any notice or other communication from any customer set forth in Section 3.20(a) of the Company Disclosure Schedule that such customer will stop, or decrease the rate of, buying products from the Company or its Subsidiary, (vii) any notice or other communication from any supplier set forth in Section 3.20(b) of the Company Disclosure Schedule that such supplier will stop, or decrease the rate of, supplying materials, products or services to the Company or its Subsidiary, (viii) any written notices or claims received by, or Legal Actions commenced or, to the best of its knowledge, threatened in writing against, the Company or its Subsidiary, in each case (a) from or by Clarion relating to or involving or otherwise affecting the Company or its Subsidiary or Clarion relating to the transactions contemplated by the CAD Sale Agreement or (b) from or by any third party relating to or involving the retained liabilities under the CAD Sale Agreement, and (ix) any audit commenced, or to the knowledge of the Company, threatened in writing, against or with respect to the Company, its Subsidiary or any CAD Subsidiary in respect of any Tax or Tax asset of the Company, its Subsidiary or any CAD Subsidiary; provided, however, that (x) no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder and (y) no disclosure by the Company shall be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

(b)            The Parent shall give prompt notice to the Company of any Change which occurs or exists that would cause the failure of the conditions set forth in Section 7.3(a) or 7.3(b); provided, however, that (i) no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Merger Sub or the conditions to the obligations of the parties hereunder and (ii) no disclosure by the Parent shall constitute an exception to any representation or warranty.

6.8                 Public Disclosure.  The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent.  Neither party shall issue any other press release or public statement concerning this Agreement and the transactions contemplated hereby, including the Merger, without the prior approval of the other parties (except with respect to a Superior Proposal or Company Adverse Recommendation Change or any action taken pursuant thereto, or with respect to any dispute among the parties regarding this Agreement and the transactions contemplated hereby, including the Merger) (which approval shall not be unreasonably withheld or delayed), except as may be required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.9                  Indemnification.

(a)            From and after the Effective Time, the Parent and the Merger Sub shall, to the fullest extent permitted by Law, cause the Surviving Corporation, for a period of ten years from the Effective Time, to honor all of the Company’s obligations under the organizational documents of the Company and its Subsidiary and the agreements listed in Section 6.9 of the Company Disclosure Schedule to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any Legal Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.  The Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Notwithstanding anything to the contrary contained in this Section 6.9 or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.  For the avoidance of doubt, the Parent’s obligations under this Section 6.9 shall include the obligation to honor (or cause another of its Affiliates to honor) the Company’s indemnification and other obligations referenced in this Section 6.9 in circumstances where the Surviving Corporation fails to honor, or is incapable of honoring, such obligations.  The obligations of the Parent and Merger Sub pursuant to this Section 6.9 shall include the advancement of expenses to the extent so provided in the organizational documents of the Company and its Subsidiary and/or in the agreements as set forth in Section 6.9 of the Company Disclosure Schedule.  For a period of ten years after the Effective Time, the Parent shall not cause there to be any changes to the provisions of the Surviving Corporation’s organizational documents affecting the indemnification and other obligations covered by this Section 6.9.

(b)            For a period of six years after the Effective Time, the Parent and the Merger Sub shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 200% per year of the annual premium currently paid by the Company for such coverage.  At its sole discretion, the Company may purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case the Parent and the Merger Sub shall be relieved of their obligations pursuant to the immediately preceding sentence, provided that the premium for any such “tail” policy shall not be in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto.  If such “tail” policy has been obtained by the Company prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.9 and the Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no party shall have any further obligation to purchase or pay for insurance hereunder.  The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth in Section 6.9(b) of the Company Disclosure Schedule.

(c)            The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(d)            In the event that the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, if the Parent and the Surviving Corporation’s successors and assigns do not assume all of the obligations set forth in this Section 6.9 by operation of Law, then proper provision shall be made such that such successors and assigns assume such obligations. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiary or their respective officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

6.10                Employee Benefit Matters.

(a)            For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Parent and its Subsidiaries providing benefits after the Effective Time (the “New Plans”) to any employees of the Company and its Subsidiary as of the Effective Time to the extent such employees remain employed by the Surviving Corporation (“Company Employees”), each Company Employee shall, subject to applicable law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiary and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, (ii) for purposes of any New Plan under which similarly-situated employees of the Parent and its Subsidiaries do not receive credit for prior service, and (iii) for purposes of any New Plan that is grandfathered or frozen, either with respect to level of benefits or participation. In addition, but subject to the proviso of the preceding sentence, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing primarily medical, dental, pharmaceutical or vision benefits to any Company Employee (each, a “New Medical Plan”), the Parent shall use its commercially reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan of the Company or its Subsidiary in which such Company Employee participated immediately prior to the Effective Time. The continued participation and coverage following the Effective Time under the Company Employee Plans shall be deemed to satisfy the obligations under Section 6.10(a) for the time period of such continued participation and coverage, it being understood that the Company Employees may commence participating in the employee benefit plans of the Parent on different dates following the Effective Time.

(b)            Immediately prior to the Effective Time, the Company shall make the payments described and quantified in Section 6.10(b) of the Company Disclosure Schedule to the individuals identified therein in exchange for documentation from each such individual in the form set forth in Section 6.10(b) of the Company Disclosure Schedule.

(c)            For a period of twelve months after the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiary to, provide each Company Employee, while in the employ of Parent or the Surviving Corporation or any of its Subsidiaries, salary, wages, target annual cash bonus opportunities and medical and other welfare benefit plans, programs and arrangements (excluding change in control or retention cash bonuses, if any) that are substantially comparable, in the aggregate, to the salary, wages, target annual cash bonus opportunities and medical and other welfare benefit plans, programs and arrangements (excluding change in control or retention cash bonuses, if any) provided to Company Employees prior to the Closing Date, provided that for purposes of this covenant, stock options, restricted stock and other equity-based awards, profit sharing, deferred compensation, retiree medical and defined benefit pension plans shall be disregarded.

(d)            Notwithstanding the foregoing provisions of this Section 6.10, the provisions of Sections 6.10(a), 6.10(b) and 6.10(c) shall apply only with respect to Company Employees who are primarily employed in the United States.  With respect to Company Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiary to, comply with all applicable laws relating to employees and employee benefits matters applicable to such employees.

(e)            Without limiting the generality of Section 9.4, the provisions of this Section 6.10 and of Section 6.11 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement.  Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Employee Plan or any other compensation or benefit plan, program or arrangement of the Company or its Subsidiary for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiary to terminate any employee of the Company or its Subsidiary for any reason, (iii) require Parent or the Company or any of their respective Subsidiaries to continue any Company Employee Plan, or provide any employee benefits plans or arrangements, or (iv) prevent the amendment, modification or termination of any employee benefit plan or arrangement, in accordance with the terms thereof and applicable law.

6.11               Treatment of Company Stock Options, Company Restricted Stock Awards and Company Stock Plans.

(a)            Prior to the Effective Time, the Company shall take all steps necessary to cause all Company Stock Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time to become fully vested and each such Company Stock Option to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 2.2(g) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (ii) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”).  In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, the Company shall take such action as is required to cause such Company Stock Option to be cancelled for no consideration and to have no further force or effect from and after the Effective Time.  At least ten business days prior to the Effective Time, the Company shall provide the Parent and the Merger Sub with a schedule including the names of holders of Company Stock Options and the amount of Option Consideration to be paid to each such holder in respect of such Company Stock Options pursuant to this Section 6.11(a), which schedule shall be updated by the Company immediately prior to the Effective Time.  Payment of the Option Consideration shall be made following the Effective Time in accordance with the Company’s payroll practices and, to the extent practicable, as part of the payment made in respect of the first full payroll period ending after the Effective Date, but in no event later than 30 days from the Effective Date.

(b)            Prior to the Effective Time, the Company shall take all steps necessary to cause all Company Restricted Stock Awards, whether vested or unvested, that are outstanding immediately prior to the Effective Time to become fully vested and each such Company Restricted Stock Award to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 2.2(g) with respect to such payment) determined by multiplying (i) the aggregate number of Company Common Shares subject to such Company Restricted Stock Award by (ii) the Merger Consideration (the “Restricted Stock Consideration”).  At least ten business days prior to the Effective Time, the Company shall provide the Parent and the Merger Sub with a schedule including the names of holders of Company Restricted Stock Awards and the amount of Restricted Stock Consideration to be paid to each such holder in respect of such Company Restricted Stock Awards pursuant to this Section 6.11(b), which schedule shall be updated by the Company immediately prior to the Effective Time.  Payment of the Restricted Stock Consideration shall be made following the Effective Time in accordance with Article II, provided, that any Restricted Stock Consideration payable in respect of Company Restricted Stock Awards for which an election under Section 83(b) of the Code was not made shall be distributed through the Company’s payroll process.

(c)            Prior to the Effective Time, the Company shall take such actions as are necessary to terminate each of its Company Stock Plans, including as described in this Section 6.11, all awards thereunder, effective as of the Effective Time.

6.12              Shareholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent’s prior written consent, such consent not to be unreasonably withheld or delayed in the event any injunction has issued as the result of any such litigation.

6.13               Cooperation on Tax Matters.

(a)            Prior to the Closing Date, the Company shall retain all books, records, working papers (including any documentation relating to FIN48) with respect to Tax matters pertinent to the Company, its Subsidiary and the CAD Subsidiaries relating to any taxable periods (or portion thereof) ending on or before the Closing Date.

(b)            The parties further agree, upon the Parent’s request, and at the Parent’s sole cost and expense, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity, Taxing Authority or customer of the Company or its Subsidiary or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Merger and the other transactions contemplated by this Agreement.

(c)            The Company shall deliver to the Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and Parent shall timely file the FIRPTA Certificate in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

CONDITIONS

7.1                  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)            Shareholder Approval.  The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of shareholders of the Company under applicable Law and the Company’s Articles of Incorporation and By-laws.

(b)            Antitrust.  Any requisite waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.  Any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated, and any authorizations, consents, orders or approvals required under any applicable Antitrust Law or regulation shall have been obtained.

(c)            Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred.

(d)            No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(e)            No Restraints.  There shall not be instituted, pending or threatened any Legal Action by any Governmental Entity (i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the Merger or the transactions contemplated by this Agreement, or seeking to obtain from the Company or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) the Parent or any of its Affiliates, any material damages, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or Merger Sub of all or any material portion of the business or assets of the Company and its Subsidiary or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent and its Affiliates, (iii) seeking to compel the Company, the Parent or Merger Sub to dispose of or to hold separate all or any portion of the business or assets of the Company or its Subsidiary or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iv) seeking to impose any limitation on the ability of the Company, the Parent or Merger Sub to conduct the business or own the assets or the Company or its Subsidiary or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (v) seeking to impose limitations on the ability of the Parent or Merger Sub to acquire or hold, or to exercise full rights of ownership of any Company Common Shares (or shares of stock of the Surviving Corporation), including the right to vote such Shares on all matters properly presented to the Company’s shareholders, or (vi) seeking to require divestiture by the Parent or Merger Sub of all or any of the Company Common Shares (or shares of stock of the Surviving Corporation).

7.2                  Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger.  The obligation of the Parent and the Merger Sub to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of the Company set forth in Sections 3.1(a) and (b), 3.4(a), 3.7(b) and the first sentence of Section 3.23 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) the representations and warranties of the Company set forth in Section 3.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (y) for de minimis inaccuracies; (iii) the representations and warranties of the Company set forth in Sections 3.3(b) and (c) (other than the second sentences of each such section) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date and the representations and warranties of the Company set forth in the second sentences of Section 3.3(b) and (c) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof, and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions in this Section 7.2(a) have been satisfied.

(b)            Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Change that has had or could reasonably be expected to have a Company Material Adverse Effect.

7.3                 Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a)            Representations and Warranties.  The representations and warranties of the Parent and the Merger Sub set forth in this Agreement and in any certificate or other writing delivered by the Parent or the Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (y) where the failure to be true and correct (without regard to any materiality qualifications therein) would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder).

(b)            Performance of Obligations of the Company.  The Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected, as follows:

(a)            by mutual written consent of the Parent, the Merger Sub and the Company;

(b)            by either the Parent or the Company:

(i)            if the Merger is not consummated on or before the six-month anniversary of the date hereof (the “Outside Date”), unless, on the Outside Date, the conditions set forth in Section 7.1(b) or 7.1(c) (to the extent relating solely to the expiration or termination of the applicable waiting period under the HSR Act or any other waiting period imposed by any Governmental Entity) are the only conditions that are not capable of being satisfied, in which event each of the Parent and the Company, acting individually, has the option, but not the obligation, to extend the Outside Date by a maximum of an additional sixty (60) days for the purpose of satisfying such conditions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has caused, or resulted in, the failure of the Merger to occur on or before the Outside Date;

(ii)            if any Governmental Entity issues an order, decree or ruling or takes any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has caused, or resulted in, the action or event described in this Section 8.1(b)(ii); or

(iii)            if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if (A) at such time the Company is in material breach of or has failed to fulfill in a material respect its obligations under this Agreement or (B) the failure to obtain the requisite vote has been caused by a breach of the Company Shareholder Agreement by any party thereto other than the Parent.

(c)            by the Parent:

(i)            if: (A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Parent; (B) following the request of the Parent, the Company Board fails within ten business days of such request to reaffirm its recommendation that the Company Voting Proposal in the Proxy Statement be approved; (C) the Company Board shall have approved, endorsed or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); (D) a tender offer or exchange offer for outstanding Company Common Shares shall have been commenced and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (E) the Company Board makes any public statement inconsistent with its recommendation of the Company Voting Proposal; or (F) the Company Board or any committee thereof shall have publicly resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);

(ii)            if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform; or

(iii)            if the Company knowingly and materially breaches the covenants contained in Section 6.1 or 6.5 of this Agreement.

(d)            by the Company:

(i)            if the Parent or the Merger Sub breaches or fails to perform any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Merger Sub’s ability to consummate the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii)            if (A) the Company Board approves, and the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.1, and (B) concurrently with such termination, the Company pays to the Parent the amounts specified in Section 8.3(c)(iii).

8.2                  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Merger Sub or the Company (or their respective officers, directors, stockholders, Affiliates or Representatives) hereunder, except as set forth in this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of fraud or any willful breach of this Agreement.

8.3                  Fees and Expenses.

(a)            Except as otherwise provided in this Section 8.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b)            The Company shall reimburse the Parent for all documented out-of-pocket expenses, fees and costs (including, but not limited to, expenses and fees of the Parent’s counsel, accountants, financial advisors and consultants and all filing fees paid to any Governmental Entity) of the Parent relating to the transactions contemplated by this Agreement (including in connection with the Parent’s due diligence investigation and the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Merger) actually incurred prior to termination (collectively, “Transaction Expenses”), in the event of the termination of this Agreement:

(i)            by the Parent or the Company pursuant to Section 8.1(b)(i) if the failure to satisfy the conditions set forth in Section 7.1(a) or 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring;

(ii)            by the Parent pursuant to Section 8.1(c)(ii);

(iii)            by the Parent pursuant to Section 8.1(c)(iii); or

(iv)            by the Parent or the Company pursuant to Section 8.1(b)(iii);

provided, however, that the Company shall not have to reimburse Transaction Expenses (A) pursuant to Section 8.3(b)(i), (ii) or (iv) in excess of $2 million in the aggregate or (B) pursuant to Section 8.3(b)(iii) in excess of $3 million in the aggregate (the amount in clause (A) or (B), as the case may be, the “Transaction Expense Cap”) (which Transaction Expense Cap shall be increased if the Parent receives a request for additional information from a Governmental Entity with respect to Anti-Trust Law compliance (a “Request”), but only to the extent the Parent incurs additional Transaction Expenses from and after the date of such Request; provided, however, that the Transaction Expense Cap shall not exceed $5 million).  The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within ten business days after demand therefor (and receipt by the Company of reasonably appropriate supporting documentation) following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c)            The Company shall pay to the Parent $8,965,500 (the “Termination Fee”) in cash if:

(i)            this Agreement is terminated by the Parent pursuant to Section 8.1(c)(i);

(ii)            after the date of this Agreement:

(A)            (x) an Acquisition Proposal (or an amendment to an Acquisition Proposal made prior to the date of this Agreement) shall be announced, commenced, publicly disclosed or otherwise made publicly known; (y) this Agreement is terminated pursuant to Section 8.1(b)(iii); and (z) within nine months after such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement), or

(B)            (x) any person makes an Acquisition Proposal (or amends an Acquisition Proposal made prior to the date of this Agreement); (y) this Agreement is terminated pursuant to Section 8.1(b)(i), or 8.1(c)(ii); and (z) within nine months after such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided, however, that for purposes of Sections 8.3(c)(ii)(A) and (B), the references to 20% in the definition of Acquisition Proposal shall be deemed to be references to 50%; or

(iii)            this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii).

Any fee due under Section 8.3(c)(iii) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.  Any fee due under Section 8.3(c)(i) shall be paid by wire transfer within two business days of termination of this Agreement.  Any fee due under Section 8.3(c)(ii) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (z) of Section 8.3(c)(ii)(A) or (B), as the case may be, is satisfied and shall be less any amounts previously paid to the Parent by the Company pursuant to Section 8.3(b).  If the Company fails to timely pay the amount due pursuant to Section 8.3, or any portion thereof, (i) such amount or portion thereof shall accrue interest from the date such payment was required to be made through the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 5% and (ii) the Company shall pay to the Parent or Merger Sub its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with any suit (and any appeals thereof) that results in a final, non-appealable judgment against the Company for the amount set forth in Section 8.3 or any portion thereof.

(d)                The parties agree that, except in the case of liability of the Company for fraud under this Agreement, the amounts referenced in Section 8.3(b) and (c) shall be the sole and exclusive monetary remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event such amounts are paid by the Company, and, upon payment of such amounts by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement, except to the extent that following any payment of Transaction Expenses, the Termination Fee subsequently becomes payable pursuant to Section 8.3(c)(ii).  In no event shall the Company be obligated to pay amounts referenced in Section 8.3(b) and (c) on more than one occasion.

8.4                 Buyer’s Liability for Breach.  Notwithstanding anything in this Article VIII or in Section 9.4 hereof, the parties agree that in the event of a material breach by the Parent or Merger Sub of any of their representations, warranties, covenants or obligations set forth in this Agreement, occurring prior to the Effective Time, the Company may seek, on behalf of itself and its shareholders, damages in an amount to compensate the Company and its shareholders for the loss of the benefits of the transactions contemplated by this Agreement, including the Merger, and to the extent proven, taking into consideration relevant matters, recover such damages on behalf of itself and its shareholders.

8.5                 Amendment.  At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby; provided, however, that after any such shareholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such shareholders without such approval.  Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

8.6                  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 8.5, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1                   Nonsurvival of Representations and Warranties.  The respective representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.  This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)              If to the Parent or the Merger Sub:

Essilor International SA
147, rue de Paris
94227 Charenton-le-Pont
France
Attention:  Carol Xueref, Esq. (Director for Legal Affairs and Group Development)
Facsimile:  +33.1.49.77.43.05

with copies (which shall not constitute notice) to:

FGX International Holdings Limited
500 George Washington Highway
Smithfield, RI 02917
Attention:  Jeffrey J. Giguere, Esq. (Executive Vice President and General Counsel)
Facsimile:  (401) 231-3818

and

Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
Attention:  Matthew J. Gardella, Esq.
Facsimile:  (866) 955-8776

(b)            If to the Company:

Costa Inc.
24 Albion Road, Suite 3300
Lincoln, RI 02865
Attention:  David G. Whalen (President and Chief Executive Officer)
Facsimile:  (401) 333-9759

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention:  Joseph J. Basile, Esq.
Facsimile:  (617) 772-8333

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Raymond O. Gietz, Esq.
Facsimile:  (212) 310-8000

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 9.2.

9.3                  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4                 No Third Party Beneficiaries.  Other than the provisions of Section 6.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6                  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7                  Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or “PDF” transmission.

9.8                   Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Parent or its outside counsel or (ii) included in the Merrill Corporation DataSite: “Project GWH,” in each case no later than 12:01 a.m., Eastern Time, on the date of this Agreement.  As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity.  As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time.  As used in this Agreement, references to the “Company’s knowledge” or “knowledge of the Company”, or any other phases of similar meaning, means the actual knowledge, after due inquiry, of the individuals identified in Section 9.8 of the Company Disclosure Schedule.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9                 Governing Law.  Except to the extent that the internal laws of the State of Rhode Island apply in respect of the procedural aspects of the Merger that are set forth in Article II of this Agreement, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York, other than Section 5-1401 of the New York General Obligation Law.

9.10               Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11               Submission to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, in any action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Merger or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12               WAIVER OF JURY TRIAL.  EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ESSILOR INTERNATIONAL SA

By:	/s/Carol Xueref
Name:	Carol Xueref
Title:	Director for Legal Affairs and Group
Development

GWH ACQUISITION SUB INC.

By:	/s/Carol Xueref
Name:	Carol Xueref
Title:	Vice President

COSTA INC.

By:	/s/David Whalen
Name:	David G. Whalen
Title:	President and Chief Executive Officer

Schedule A
Shareholders Party to Company Shareholder Agreement
W. Russell Boss, Jr. Trust B
W. Russell Boss, Jr. Trust A
David G. Whalen
Charles R. MacDonald
Kevin F. Mahoney
Russell A. Boss
Tina C. Benik

Exhibit A
Form of Company Shareholder Agreement

Exhibit B
Form of Amended and Restated Articles of Incorporation